N / E / W / S     R / E / L / E / A / S / E

February 10, 2012

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS BANK ACQUIRES LOANS AND ASSUMES DEPOSITS OF SCB BANK THROUGH A MODIFIED WHOLE BANK FDIC TRANSACTION

First Merchants Corporation (NASDAQ – FRME) has reported an agreement between First Merchants Bank and the FDIC to purchase approximately $117 million of loans and assume $136 million of deposits in Shelby County Indiana.  Under the Modified Whole Bank transaction without loss share, the FDIC excluded all construction and development loans, all land loans, all non-performing loans including non-accrual, restructured and 90 days past due credits and all OREO balances.  The remaining assets were purchased for a $29 million discount and the deposits were assumed at no premium.

“We are pleased to have closed this immediately accretive transaction with the FDIC by purchasing a modified loan package, assuming all core deposits and the purchase of the main office building in Shelbyville, Indiana,” said Michael C. Rechin, President and CEO, First Merchants Corporation.  “As an Indiana based community bank we have a great deal of experience operating banks in county seat markets throughout the state.  Shelby County’s demographic profile is consistent with many of our current Indiana markets and we understand how to service those markets very well.  We are very pleased with this financial transaction and we look forward to quickly assimilating Shelbyville and Shelby County into the First Merchants family.” Mark Hardwick, CFO of First Merchants Corporation added “We have worked very hard to position First Merchants to assess and act on opportunities that present themselves and look forward to adding other franchises on attractive terms to our company.”

First Merchants also acquired the main office building in Shelbyville, Indiana for $1.4 million.  Three of four locations will operate with normal Saturday hours from 9 a.m. to 12 noon.  The fourth location will be closed as usual on Saturday.  All four locations will be open Monday morning as First Merchants evaluates its market coverage under the FDIC’s purchase option.  Asset and liability balances are subject to change based on activities between the bid valuation and the purchase dates.  The assets acquired and liabilities assumed are subject to internal adjustment under generally accepted accounting principles.

Sandler O’Neill & Partners, L.P. acted as First Merchant’s financial advisor.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A.  First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

* * * *